Exhibit 99.1

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FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC.,

NAMES EXECUTIVE SEARCH FIRM TO SEEK CHIEF FINANCIAL OFFICER

SAN DIEGO – (March 15, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS) announced today that Donald Myll has made the decision to resign as chief financial officer and treasurer. Mr. Myll plans to continue in his position while the company searches for his successor.

Steven Francis, chief executive officer, said AMN Healthcare has retained the international executive recruiting firm of Heidrick & Struggles to conduct an immediate search for a new chief financial officer.

“We thank Don for his leadership and for his instrumental role during our emergence as a public company. The board of directors joins me in wishing him success in his future endeavors,” Francis said. “We intend to add another strong financial executive who will bring complementary skills to our management team and enhance our company’s strategy.”

Myll said he wants to refocus his career on emerging companies, his core interest. “I have enjoyed being a part of the company’s progression to a public company and am proud of my association with the company and its successful management team,” Myll said. He was named the company’s chief financial officer and treasurer in May 2001 prior to the company’s initial public offering.

Company Summary

AMN Healthcare Services, Inc. is the largest nationwide provider of travel healthcare staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; increased utilization of permanent staff by hospital and healthcare facility clients; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it.